Exhibit 23.2
Consent of Independent Auditors
The Board of Directors
Smart Modular Technologies (WWH), Inc.
We consent to the incorporation by reference in the registration statement No. 333-131673 on Form S-8 of Smart Modular Technologies (WWH), Inc. of our report dated October 23, 2006, with respect to the balance sheets of Smart Modular Technologies Sdn. Bhd. as of August 31, 2006 and 2005 and the related income statements, statements of changes in shareholders equity and cash flows for each of the years in the three year period ended August 31, 2006, which report appears in the 2006 Annual Report on Form 10-K of Smart Modular Technologies (WWH), Inc..
/s/ KPMG Penang, Malaysia
KPMG Penang, Malaysia
October 23, 2006